Exhibit 10.16

 RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE
CALLON PETROLEUM COMPANY
2011 OMNIBUS INCENTIVE PLAN

THIS AGREEMENT is made and entered into on this ____ day of ____,  ____ (the “Grant Date”), between Callon Petroleum Company, a Delaware corporation (the “Company”) and ___________ (“Grantee”), under and pursuant to the provisions of the Callon Petroleum Company 2011 Omnibus Incentive Plan, as adopted by the Board of Directors (the “Board”)  and effective as of May 12, 2011, and last amended May 14, 2015 (the “Plan”).  The Compensation Committee of the Board (the “Committee”) has determined that Grantee is eligible to participate as a Grantee under the Plan, and, to carry out its purposes, has effective on the Grant Date authorized, in accordance with Article 9 of the Plan, in recognition of Grantee’s past performance with the Company and to incentivize Grantee’s future performance, the award of Restricted Stock Units to Grantee.  Terms with initial capital letters as used herein that are not defined in this Agreement shall have the same meanings as ascribed thereto in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

1.Grant of Restricted Stock Units.  Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants _____ Restricted Stock Units (the “Units”) to ___________.   Subject to paragraph (3) hereof, each Unit shall initially represent one share of the Company’s Common Stock (“Share”).  Each Unit represents an unsecured promise of the Company to deliver one Share to the Grantee pursuant to the terms and conditions of the Plan and this Agreement.  As a holder of Units, the Grantee has the rights of a general unsecured creditor of the Company until the Units are converted to Shares upon vesting and transferred to Grantee, as set forth herein.

2.Transfer Restrictions.  Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Units granted hereunder.  Any purported Transfer of Units in breach of this Agreement shall be void and ineffective, and shall not operate to Transfer any interest or title in the purported transferee.

3.Vesting of Units.  The Units shall become 100% vested, subject to paragraphs (4), (5), (6), and (7) hereof, on the third anniversary following the Grant Date.  Except as provided in paragraphs (4), (5), (6) and (7), the Grantee must continue providing services to the Company as an employee through the applicable vesting date in order for the Units to become vested and, if Grantee ceases to provide services to the Company as an employee of the Company before the applicable vesting date (a “Separation from Service”), the remaining unvested Units shall be forfeited; provided, however, if Grantee incurs a Separation from Service, other than for Cause, the Committee may determine, in its sole discretion, that all remaining unvested Units shall be 100% vested due to a “Qualified Separation from Service.”  For purposes hereof, a “Qualified Separation from Service” is defined as a Separation from Service, other than for Cause, following a minimum of ten (10) years of Employment service with the Company and so long as (i) Grantee has attained the age of fifty-five (55) and (ii) Grantee enters into an agreement not to compete with the Company and its Affiliates for a period of at least one year, which agreement, both in form and substance, is provided by the Committee or is otherwise satisfactory to the Committee.  In the event of Grantee’s Separation from Service due to Retirement of Grantee, all unvested Units as of the Separation from Service date shall fully vest and any amount due shall be payable in accordance with Section 10.  For purposes of this Agreement, and notwithstanding any different definition in the Plan, the term “Retirement” shall mean the Separation of Service of the Grantee, other than for Cause, constituting retirement for age on any date after Grantee attains the age of seventy (70).

For purposes hereof, “Cause” shall have the meaning set forth in the Plan, except that all references to Grantee’s termination of employment shall instead refer to Grantee’s Separation from Service.  In addition to, and not in lieu of, the definition of such term in the Plan, for all purposes of this Agreement, the term “Cause” shall also mean (i) any breach of Grantee’s fiduciary duties to the Company, including, without limitation, the duties of care, loyalty and obedience to the law; and (ii) the intentional failure of Grantee to comply with the Company’s Code of Business Conduct and Ethics, or to otherwise discharge his duties in good faith and in a manner that Grantee reasonably believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

4.Change in Control.  In the event of the Grantee’s involuntary Separation from Service without Cause within the two-year period immediately following the effective date of a Change in Control (“Change in Control Date”), all non-vested Units then outstanding shall immediately vest. For purposes hereof, a “Change in Control” shall have occurred if any of the following occur:

(a)Change in Ownership.    A change in ownership of the Company occurs on the date that any Person, other than (1) the Company or any of its Subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock.  However, if any Person is considered to own already more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control.  In addition, if any Person has effective control of the Company through ownership of thirty percent (30%) or more of the total voting power of the Company’s stock, as discussed in paragraph (b) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (a); or

(b)Change in Effective Control.    Even though the Company may not have undergone a change in ownership under paragraph (a) above, a change in the effective control of the Company occurs on either of the following dates:

(1)the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person)

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ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the Company’s stock.  However, if any Person owns thirty percent (30%) or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (b)(1); or

(2)the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)Change in Ownership of Substantial Portion of Assets.    A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company that have a total gross fair market value equal to at least forty percent (40%) of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions.  However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (2) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (3) a Person that owns directly or indirectly, at least fifty percent (50%) of the total value or voting power of the Company’s outstanding stock; or (4) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the Company’s outstanding stock.

For purposes of this paragraph (3):

(i)“Person” shall have the meaning given in Section 7701(a)(1) of the Code.  Person shall include more than one Person acting as a group as defined by the final Treasury Regulations issued under Section 409A of the Code.

(ii)“Affiliate” shall have the meaning set forth in Rule 12b‑2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

5.Termination of Service upon Death.  Notwithstanding paragraph (3) hereof, in the event Grantee has a Separation from Service with the Company due to the death of Grantee, all unvested Units shall automatically 100% vest in favor of Grantee’s estate or a person who acquires the rights to the Units under the terms of the Plan or the laws of descent and distribution.

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6.Termination of Service upon Disability.  Notwithstanding paragraph (3) hereof, in the event Grantee has a Separation from Service with the Company due to the Disability of Grantee, all unvested Units shall automatically 100% vest.  For purposes hereof, the Disability of Grantee shall mean the physical or mental inability of Grantee to carry out the normal and usual duties of his position on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood, as determined by the Board (excluding Grantee), that Grantee, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of his position.

7.Forfeiture Upon Termination of Service for Other Reasons.  If Grantee’s Separation from Service (a) is for any reason other than pursuant to paragraphs (3), (5), or (6) hereof, and (b) occurs prior to a Change in Control pursuant to paragraph (4), all unvested Units shall be completely forfeited.  Upon forfeiture, all of Grantee’s rights with respect to the forfeited Units shall cease and terminate, without any further obligations on the part of the Company.

8.Notice of Termination.  Any Separation from Service that is initiated by the Company or by Grantee (other than termination pursuant to paragraph (5)) shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth the facts and circumstances that provide the basis for termination of Grantee under the provision so indicated.

9.Restrictions on Units.  Subject to the provisions of the Plan and the terms of this Agreement, from the Grant Date until the date the Units are vested in accordance with paragraph (3), (4), (5), or (6), as applicable, and are no longer subject to forfeiture in accordance with paragraph (7) (the “Restriction Period”), Grantee shall not be permitted to sell, transfer, pledge, hypothecate, margin, assign or otherwise encumber any of the Units.  Except for these limitations, the Committee may, in its sole discretion, remove any or all of the restrictions on such Units whenever it may determine that, by reason of a change in applicable law after the Grant Date, such action is necessary or appropriate to the extent consistent with Section 409A of the Internal Revenue Code.

10.Settlement of Units.  Within thirty (30) days after any Unit becomes vested, the Company shall transfer to Grantee the number of Shares for the vested Units and such Units shall expire when exchanged for such Shares.  Such settlement may be made in Shares, cash or a combination thereof.  All Shares delivered to or on behalf of Grantee in exchange for vested Units shall be subject to any further transfer or other restrictions as may be required by securities law or other applicable law as determined by the Company.  Certificates for Shares shall be delivered to Grantee, free of any legend, promptly after, and only after, the Restriction Period has expired without forfeiture.

11.No Voting Rights and Dividends.  Subject to paragraphs (6) and (8), Grantee, as the holder of Units, shall not have any rights as a stockholder of Shares, unless and until such time as the Units are converted to Shares hereunder.

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12.No Service Commitment.  Grantee acknowledges that neither the grant of the Units, nor the execution of this Agreement by the Company, shall be interpreted or construed as imposing upon the Company an obligation to retain his services in any capacity or for any stated period of time.

13.Other Terms, Conditions and Provisions.  As previously provided, the Units are granted subject to all of the terms, conditions and provisions of the Plan.  Grantee hereby acknowledges receipt of a copy of the Plan.  The parties agree that the entire text of the Plan be, and it is, hereby fully incorporated herein by reference.  Reference to the Plan is therefore made for a full description of the rights, the adjustments to be made in the event of changes in the capital structure of the Company, and of all of the other provisions, terms and conditions of the Plan that are applicable to the Units.

If the Company (i) declares a stock dividend or makes a distribution on its Common Stock in Shares, (ii) subdivides or reclassifies outstanding Shares into a greater number of Shares, or (iii) combines or reclassifies outstanding Shares into a smaller number of Shares, then the number of Units granted under this Agreement shall be proportionately increased or reduced, as applicable and determined by the Company, so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder.

14.Tax Requirements.  Grantee is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement.  Grantee expressly agrees that Grantee shall include in his gross income for federal, and where applicable, state and local, income tax, the Fair Market Value (as defined in the Plan) of the Shares received when the vested Units are converted to Shares.

15.Tax Withholding.  To the extent that the receipt of Shares hereunder results in compensation income to Grantee for federal, state or local income tax purposes, Grantee shall deliver to Company at such time the sum that the Company requires to meet its tax withholding obligations under applicable law or regulation, and, if Grantee fails to do so, Company is authorized to (a) withhold from any cash or other remuneration (including any Shares), then or thereafter payable to Grantee, any tax required to be withheld; or (b) sell such number of Shares as is appropriate to satisfy such tax withholding requirements before transferring the resulting net number of Shares to Grantee in satisfaction of its obligations under this Agreement.

16.Grantee’s Representations.  Notwithstanding any provision hereof to the contrary, Grantee hereby agrees and covenants that Grantee will not acquire any Units or Shares, and that the Company will not be obligated to issue any Units or Shares to the Grantee hereunder, if the issuance of such Units or Shares constitutes a violation by the Grantee or the Company of any applicable federal or state securities or other laws or regulations, or any rules or regulations of any stock exchange on which the Common Stock is listed.  The rights and obligations of the Company and the Grantee are subject to all applicable laws and regulations.

17.Miscellaneous.

(a)Shares Reserved.  The Company shall, at all times during the period that any Units remain subject to this Agreement, reserve under the Plan such number of

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shares of Common Stock as shall be sufficient to satisfy the requirements of this Agreement.

(b)Amendment, Termination and Waiver.  This Agreement may be amended, modified, terminated or superseded only by written instrument executed by or on behalf of the Company and Grantee.  Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same.  No waiver by any party of any term or condition herein, or the breach thereof, in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.

(c)No Guarantee of Tax Consequences.  The Company makes no commitment or guarantee that any tax treatment will apply or be available to Grantee or any other person.  The Grantee has been advised, and provided with the opportunity, to obtain independent legal and tax advice regarding the grant, vesting, transfer and disposition of the Units and the Shares attributable thereto.

(d)Severability.  In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

(e)Supersedes Prior Agreements.  This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Grantee regarding the Units hereunder.

(f)Governing Law.  The Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to its conflict of law provisions, to the extent that federal law does not supersede and preempt Delaware law.

(g)Successors and Assigns.  This Agreement shall bind, be enforceable by, and inure to the benefit of, the Company and Grantee and any permitted successors and assigns under the Plan.

[Signature page follows.]

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IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day first above written.

ATTEST:	CALLON PETROLEUM COMPANY
By: _______________________________ B. F. Weatherly Corporate Secretary Date: __________,_____	By: _______________________________ Fred L. Callon Chief Executive Officer Date: __________,_____

Agreed to and Accepted: GRANTEE
By: ___________________________________ Date: ________________________

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